First Quarter 2024 Highlights May 9, 2024

To Our Stakeholders, For well over a year, we have been working to transform Vacasa through a variety of improvements across the business, and we’ve made strong progress to date. We remain on that transformation journey, and in the midst of an unexpectedly ongoing challenging industry environment, we continue to evaluate opportunities to optimize our business model and shareholder value. We shared back in February that 2024 was off to a difficult start. The short-term rental industry continues to adjust to softening demand for domestic, non-urban vacation rentals, as well as increases in the supply of short-term rental homes. While January started off slow, we saw an uptick in bookings intakes in February. However, over the last few weeks, as the summer booking curve has come into view more clearly, we have seen both the number of bookings and price at which those bookings are made come in below our initial expectations. With difficult industry dynamics continuing, we are accelerating the business transformation that is already underway — to further empower and enable our local teams, with the goal of strengthening our business model. We are implementing a reorganization of the way we operate, by further equipping our field teams to locally manage, and be accountable for, their markets. And, we are significantly reducing our corporate and central operations footprint. We believe that empowering our local teams will drive the strongest impact on the homeowner and guest experience, which in-turn, should result in better business outcomes. As an organization, we believe we must embrace a very local business model in the way we manage our portfolio of vacation homes at the market level. We believe that prioritizing resources for our local teams and the processes that bring the most value to our owners and guests will better support our focus on achieving profitability and generating free cash flow. 2First Quarter 2024

Business Update Our field teams will be organized and equipped to run operations and other functions in their market as we further localize sales, onboarding, revenue management, and marketing in the markets. As we move to further empower our local teams, we are also refining our corporate footprint, sharpening our focus on what is needed to best support those teams. This will allow us to significantly reduce our corporate overhead costs, as we continue to focus on building a sustainably profitable business. While a difficult decision, we determined it was necessary to accelerate the transformation of our business, given the current industry dynamics. This reorganization will result in a reduction of our overall headcount by approximately 800 people, or 13% of our workforce. These reductions are aligned with our strategy to prioritize resources for the local market teams in the field. We are eliminating approximately 40% of our corporate and central operations roles, across all functions. In comparison, we reduced local market field positions by approximately 6%. While we are making some adjustments in the field, they are relatively small compared to our overall field cost base, and are designed to maintain service levels to owners and guests, even as we adjust to changing market conditions. We have significant work ahead of us to drive the success of this transformation. It will not be easy and will require precision in execution. However, following the transformation, we believe the business will be much leaner from an expense perspective, and better positioned for the future. 3First Quarter 2024

Financial Discussion During the first quarter of 2024, Gross Booking Value reached $427 million, down 18% compared to the same quarter last year, driven by a 12% year-over-year decrease in Nights Sold and a 7% decrease in Gross Booking Value per Night Sold. We finished the first quarter with approximately 41,000 homes, down from approximately 43,000 at the end of the first quarter last year, reflecting the ongoing churn dynamic that we have been seeing. Revenue, which consists primarily of our commission on the rents we generate for homeowners, the fees we collect from guests, and Revenue from home care solutions provided directly to our homeowners, was $209 million in the first quarter of 2024, an 18% decrease compared to the same quarter last year. Despite demonstrating expense discipline across our cost structure, the magnitude of the Revenue decline is impacting our profitability. Net Loss was $141 million for the first quarter of 2024, which includes an $84 million charge associated with the impairment of our long-lived assets. Adjusted EBITDA loss was $36 million for the first quarter of 2024, compared to a loss of $12 million in the same period last year as Revenue declined by $47 million. 4First Quarter 2024

Outlook We are experiencing unexpected continued bookings weakness in terms of both Gross Booking Value per Night Sold and nights sold per home, as we approach our summer peak. The ongoing industry dynamics, and their impact on bookings variability, average gross booking value per home, as well as continued elevated churn creates a wide range of potential outcomes for Revenue, and in-turn, Adjusted EBITDA. As a result, at this point, it remains difficult to provide guidance for 2024. While the organizational changes we have announced today are expected to reduce our cost structure by over $50 million during 2024, given the current Revenue dynamics, we do not anticipate reaching Adjusted EBITDA profitability this year. 5First Quarter 2024

Earnings Call We will host a call on May 9, 2024, at 2:00 p.m. PT / 5:00 p.m. ET to discuss these results in more detail. A link to the live webcast will be made available on Vacasa’s Investor Relations website at investors.vacasa.com. A replay of the webcast will be available for one year, shortly after the webcast concludes. Sincerely, Rob Greyber, CEO Bruce Schuman, CFO 6First Quarter 2024

7 Condensed Consolidated Statements of Operations (in thousands, except per share data, unaudited) Three Months Ended March 31, 2024 2023 Revenue $209,472 $256,854 Operating costs and expenses: Cost of revenue, exclusive of depreciation and amortization shown separately below(1) 105,738 124,131 Operations and support(1) 59,984 60,813 Technology and development(1) 15,306 14,273 Sales and marketing(1) 49,443 57,504 General and administrative(1) 21,732 25,707 Depreciation 3,806 4,997 Amortization of intangible assets 9,317 15,690 Impairment of long-lived assets 84,000 - Total operating costs and expenses 349,326 303,115 Loss from operations (139,854) (46,261) Interest income 805 1,578 Interest expense (525) (723) Other income, net 76 2,157 Loss before income taxes (139,498) (43,249) Income tax expense (1,418) (363) Net loss ($140,916) ($43,612) Less: Net loss attributable to redeemable noncontrolling interests (55,233) (19,820) Net loss attributable to Class A Common Stockholders ($85,683) ($23,792) Net loss per share of Class A Common Stock(2): Basic and diluted ($6.36) ($2.01) Weighted-average shares of Class A Common Stock used to compute net loss per share(2): Basic and diluted 13,466 11,846 (1) Includes equity-based compensation expense as follows: Cost of revenue $20 $44 Operations and support 84 366 Technology and development 612 394 Sales and marketing 481 1,011 General and administrative 1,873 2,326 Total equity-based compensation expense $3,070 $4,141 (2) All share information and balances have been retroactively adjusted to reflect a 1-for-20 reverse stock split of the Company’s Class A Common Stock, Class B Common Stock and Class G Common Stock, effective on October 2, 2023. First Quarter 2024

8 Condensed Consolidated Balance Sheets (in thousands, unaudited) As of March 31, As of December 31, 2024 2023 Assets Current assets: Cash and cash equivalents $109,121 $88,049 Restricted cash 202,282 137,788 Accounts receivable, net 11,819 14,242 Prepaid expenses and other current assets 30,871 25,766 Total current assets 354,093 265,845 Property and equipment, net 54,582 56,717 Intangible assets, net 21,105 114,464 Goodwill 171,855 171,879 Other long-term assets 51,631 54,643 Total assets $653,266 $663,548 Liabilities, Temporary Equity, and Equity Current liabilities: Accounts payable $40,123 $30,353 Funds payable to owners 240,440 178,670 Hospitality and sales taxes payable 60,918 45,179 Deferred revenue 143,003 105,217 Future stay credits 365 584 Accrued expenses and other current liabilities 67,612 62,820 Total current liabilities 552,461 422,823 Other long-term liabilities 31,136 33,079 Total liabilities $583,597 $455,902 Redeemable noncontrolling interests 52,259 76,593 Equity: Class A Common Stock(1)(2) 3 3 Class B Common Stock(2) 2 2 Additional paid-in capital 1,345,002 1,372,618 Accumulated deficit (1,326,533) (1,240,850) Accumulated other comprehensive loss (1,064) (720) Total equity 17,410 131,053 Total liabilities, temporary equity, and equity $653,266 $663,548 (1) As of March 31, 2024, we had approximately 14.5 million shares of Class A Common Stock outstanding, which excludes up to approximately 9.2 million shares of Class A Common Stock issuable as of such date upon the redemption, exercise or exchange of certain securities as follows: • approximately 7.7 million shares of Class A Common Stock issuable upon the redemption of common units of Vacasa Holdings LLC (and the cancellation of an equal number of shares of Class B Common Stock in connection therewith); • approximately 0.9 million shares of Class A Common Stock issuable upon the vesting of restricted stock units and performance stock units; • approximately 0.2 million shares of Class A Common Stock issuable upon the exercise of stock appreciation rights and options; • fewer than 0.1 million additional shares of Class A Common Stock issuable upon the redemption of common units of Vacasa Holdings LLC following the satisfaction of certain time-based vesting requirements; and • up to approximately 0.4 million shares of Class A Common Stock issuable upon the conversion of shares of our Class G Common Stock. (2) All share information and balances have been retroactively adjusted to reflect a 1-for-20 reverse stock split of the Company’s Class A Common Stock, Class B Common Stock and Class G Common Stock, effective on October 2, 2023. First Quarter 2024

9 Condensed Consolidated Statement of Cash Flows (in thousands, unaudited) Three Months Ended March 31, 2024 2023 Cash from operating activities: Net loss ($140,916) ($43,612) Adjustments to reconcile net loss to net cash provided by operating activities: Credit loss expense 1,189 1,245 Depreciation 3,806 4,997 Amortization of intangible assets 9,317 15,690 Impairment of long-lived assets 84,000 - Impairment of right-of-use assets - 4,240 Future stay credit breakage (70) (640) Reduction in the carrying amount of right-of-use assets 2,325 2,592 Deferred income taxes - 8 Other gains and losses 145 (214) Fair value adjustment on derivative liabilities - (1,923) Non-cash interest expense 54 53 Equity-based compensation expense 3,070 4,141 Change in operating assets and liabilities, net of assets acquired and liabilities assumed: Accounts receivable 1,224 451 Prepaid expenses and other assets (1,121) 12,792 Accounts payable 9,779 5,600 Funds payable to owners 61,928 76,533 Hospitality and sales taxes payable 15,780 20,236 Deferred revenue and future stay credits 37,718 55,530 Operating lease obligations (2,382) (2,614) Accrued expenses and other liabilities 6,981 3,531 Net cash provided by operating activities 92,827 158,636 Cash from investing activities: Purchases of property and equipment (530) (1,144) Cash paid for internally developed software (1,429) (2,573) Cash paid for business combinations, net of cash and restricted cash acquired - (587) Net cash used in investing activities (1,959) (4,304) Cash from financing activities: Cash paid for business combinations (3,385) (7,911) Payments of long-term debt - (125) Proceeds from exercise of stock options 55 66 Proceeds from Employee Stock Purchase Program, net of refunds (42) 483 Proceeds from borrowings on revolving credit facility - 1,000 Repayment of borrowings on revolving credit facility - (1,000) Repayment of financed insurance premiums (1,658) (1,676) Other financing activities (16) (40) Net cash used in financing activities (5,046) (9,203) Effect of exchange rate fluctuations on cash, cash equivalents, and restricted cash (256) (534) Net increase in cash, cash equivalents and restricted cash 85,566 144,595 Cash, cash equivalents and restricted cash, beginning of period 225,837 319,660 Cash, cash equivalents and restricted cash, end of period $311,403 $464,255 First Quarter 2024

Key Business Metrics

(In thousands, except GBV per Night Sold, unaudited)

	Three Months Ended March 31,	
	2024	2023
Gross Booking Value ("GBV")(1)	$427,272	$521,331
Nights Sold(2)	1,258	1,432
GBV per Night Sold(3)	$340	$364

(1) Gross Booking Value represents the dollar value of bookings from our distribution partners as well as those booked directly on our platform related to Nights Sold during the period and cancellation fees for bookings cancelled during the period (which may relate to bookings made during prior periods). GBV is inclusive of amounts charged to guests for rent, fees, and the estimated taxes paid by guests when we are responsible for collecting tax.

(2) Nights Sold is defined as the total number of nights stayed by guests in homes hosted on our platform in a given period.

(3) GBV per Night Sold represents the dollar value of each night stayed by guests on our platform in a given period. GBV per Night Sold reflects the pricing of rents, fees, and estimated taxes paid by guests.

Reconciliations of Non-GAAP Financial Measures

Adjusted EBITDA Reconciliation

(In thousands, unaudited)

	Three Months Ended March 31,	
	2024	2023
Net loss	($140,916)	($43,612)
Add back:		
Depreciation and amortization of intangible assets	13,123	20,687
Impairment of long-lived assets	84,000	-
Interest income	(805)	(1,578)
Interest expense	525	723
Other income (loss), net	(76)	(2,157)
Income tax benefit (expense)	1,418	363
Equity-based compensation	3,070	4,141
Business combination costs(1)	60	59
Restructuring costs(2)	3,281	9,366
Adjusted EBITDA	($36,320)	($12,008)

(1) Represents certain insurance costs from the strategic acquisition of TurnKey that are expected to be amortized through the first quarter of 2027.

(2) Represents costs associated with a workforce reduction and certain right-of-use asset impairment costs related to the Company's leased corporate office space in Portland, Oregon and Boise, Idaho.

First Quarter 2024 | 10

Reconciliations of Other Non-GAAP Financial Measures (In thousands, unaudited) 11 Three Months Ended March 31, 2024 2023 Cost of revenue $105,738 $124,131 Less: equity-based compensation (20) (44) Less: restructuring(1) (96) (776) Non-GAAP cost of revenue $105,622 $123,311 Operations and support $59,984 $60,813 Less: equity-based compensation (84) (366) Less: restructuring(1) (563) (1,879) Non-GAAP operations and support $59,337 $58,568 Technology and development $15,306 $14,273 Less: equity-based compensation (612) (394) Less: restructuring(1) - (177) Non-GAAP technology and development $14,694 $13,702 Sales and marketing $49,443 $57,504 Less: equity-based compensation (481) (1,011) Less: restructuring(1) (905) (1,674) Non-GAAP sales and marketing $48,057 $54,819 General and administrative $21,732 $25,707 Less: equity-based compensation (1,873) (2,326) Less: business combination costs(2) (60) (59) Less: restructuring(1) (1,717) (4,860) Non-GAAP general and administrative $18,082 $18,462 (1) Represents costs associated with a workforce reduction and certain right-of-use asset impairment costs related to the Company's leased corporate office space in Portland, Oregon and Boise, Idaho. (2) Represents certain insurance costs from the strategic acquisition of TurnKey that are expected to be amortized through the first quarter of 2027. First Quarter 2024

12 About Vacasa Vacasa is the leading vacation rental management platform in North America, transforming the vacation rental experience by integrating purpose-built technology with expert local and national teams. Homeowners enjoy earning significant incremental income on one of their most valuable assets, delivered by the company’s unmatched technology that is designed to adjust rates in real time to maximize revenue. Guests can relax comfortably in Vacasa’s 40,000+ homes in hundreds of destinations across the United States, and in Belize, Canada, Costa Rica, and Mexico, knowing that 24/7 support is just a phone call away. In addition to enabling guests to search, discover and book its properties on Vacasa.com and the Vacasa Guest App, Vacasa provides valuable, professionally managed inventory to top channel partners, including Airbnb, Booking.com and Vrbo. For more information, visit https://investors.vacasa.com. First Quarter 2024

Forward Looking Statements Certain statements made in this letter are considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect Vacasa’s current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from Vacasa’s expectations and projections. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: Vacasa’s ability to execute its business plan and achieve the expected benefits of its reorganization and other cost saving measures we may take in the future; Vacasa’s cash position and its ability to raise additional capital or generate the significant capital necessary to expand its operations and invest in new offerings and additional financing may not be available on acceptable terms or at all, or could be dilutive to our stockholders or impose additional restrictive debt covenants on our activities; Vacasa’s ability to achieve profitability; Vacasa’s ability to manage the impacts the reorganization will have on its systems, process and controls, including our ability to address competitive challenges, manage our employee base, or maintain its corporate culture; Vacasa’s past growth not being indicative of its future prospects; Vacasa’s ability to compete in its industry; Vacasa’s ability to attract and retain homeowners and guests; Vacasa’s ability to provide high-quality customer service; Vacasa’s ability to develop new or enhanced offerings and services; Vacasa’s ability to maintain relationships with distribution partners; Vacasa’s ability to cost-effectively drive traffic to its platform; Vacasa’s ability to maintain and enhance its brand and reputation, and avoid negative publicity that could damages its brand; the safety of Vacasa’s platform; Vacasa’s ability to manages its international operations; Vacasa’s ability to consummate or successfully integrate recent and future acquisitions; Vacasa’s ability to attract and retain capable management and employees; increased personnel costs or labor shortages; declines or disruptions to the travel and hospitality industries or general economic downturns; the effects of seasonal and other trends on Vacasa’s results of operations; Vacasa’s ability to obtain adequate insurance coverage for the needs of its business; any future impairment of Vacasa’s long-lived assets or goodwill; significant fluctuations in Vacasa’s results of operations from quarter to quarter and year to year as a result of seasonality and other factors; operational metrics subject to inherent challenges in measurement and real or perceived inaccuracies; upticks or downturns in bookings are not immediately reflected in Vacasa’s results of operations; Vacasa’s ability to manage funds held on behalf of customers; Vacasa’s expectations regarding our tax liabilities and the adequacy of our reserves; any undetected errors on Vacasa’s platform; Vacasa’s ability to adapt to changes in technology and the evolving demands of homeowners and guests; Vacasa’s ability to protect its intellectual property and its data; Vacasa’s use of “open source” software; Vacasa’s use of artificial intelligence in its business; Vacasa’s ability to stay in compliance with laws and regulations, including tax laws, that currently apply or may become applicable to its business both in the United States and internationally and its expectations regarding the impact of various laws, regulations and restrictions that relate to its business; and risks related to the ownership of Vacasa’s Class A Common Stock. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Vacasa’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the Securities and Exchange Commission (the “SEC”), its Form 8-K filed with the SEC on May 9, 2024, as well as its other filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. 13First Quarter 2024

Use of Non-GAAP Financial Measures This letter includes Adjusted EBITDA, Non-GAAP cost of revenue, Non-GAAP operations and support expense, Non-GAAP technology and development expense, Non-GAAP sales and marketing expense and Non-GAAP general and administrative expense (collectively, the “Non-GAAP Financial Measures”), which are financial measures that are not defined by or presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Reconciliation of the Non-GAAP Financial Measures to their most directly comparable GAAP measure is contained in tabular format below. We use the Non-GAAP Financial Measures to evaluate our performance, identify trends, formulate financial projections, and make strategic decisions. Adjusted EBITDA is defined as net loss excluding: (1) depreciation and acquisition-related items consisting of amortization of intangible assets and impairments of goodwill and intangible assets, if applicable; (2) interest income and expense; (3) any other income or expense not earned or incurred during our normal course of business; (4) any income tax benefit or expense; (5) equity- based compensation costs; (6) one-time costs related to strategic business combinations; and (7) restructuring costs, including workforce reduction costs and certain right-of-use asset impairment costs. We calculate each of Non-GAAP costs of revenue, Non- GAAP operations and support expense, Non-GAAP technology and development expense, Non-GAAP sales and marketing expenses and Non-GAAP general and administrative expense by excluding, as applicable, the non-cash expenses arising from the grant of equity-based awards, one-time costs related to strategic business combinations, and restructuring costs. We believe these Non-GAAP Financial Measures, when taken together with their corresponding comparable GAAP financial measures, are useful for analysts and investors. These Non-GAAP Financial Measures allow for more meaningful comparisons of our performance by excluding items that are non-cash in nature or when the amount and timing of these items is unpredictable or one-time in nature, not driven by the performance of our core business operations and/or renders comparisons with prior periods less meaningful. The Non-GAAP Financial Measures have significant limitations as analytical tools, should be considered as supplemental in nature, and are not meant as a substitute for any financial information prepared in accordance with GAAP. We believe the Non-GAAP Financial Measures provide useful information to investors and others in understanding and evaluating our results of operations, are frequently used by these parties in evaluating companies in our industry, and provide useful measures for period-to-period comparisons of our business performance. Moreover, we present the Non-GAAP Financial Measures in this letter because they are key measurements used by our management internally to make operating decisions, including those related to analyzing operating expenses, evaluating performance, and performing strategic planning and annual budgeting. The Non-GAAP Financial Measures have significant limitations as analytical tools, including that: • these measures do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; • these measures do not reflect changes in, or cash requirements for, our working capital needs; • Adjusted EBITDA does not reflect the interest expense, or the cash required to service interest or principal payments, on our debt; • these measures exclude equity-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy; • Adjusted EBITDA and Non-GAAP general and administrative expense do not include non-recurring costs related to strategic business combinations; • these measures do not reflect restructuring costs, including certain right-of-use asset impairment costs; • these measures do not reflect our tax expense or the cash required to pay our taxes; and • with respect to Adjusted EBITDA, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and such measures do not reflect any cash requirements for such replacements. The Non-GAAP Financial Measures are supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. These Non-GAAP Financial Measures should not be considered as substitutes for GAAP financial measures such as net loss, operating expenses or any other performance measures derived in accordance with GAAP. Also, in the future, we may incur expenses or charges such as those being adjusted in the calculation of these Non-GAAP Financial Measures. Our presentation of these Non-GAAP Financial Measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items, and these Non-GAAP measures may be different from similarly titled metrics or measures presented by other companies. Our guidance may also include Adjusted EBITDA. A reconciliation of the Company’s Adjusted EBITDA guidance to the most directly comparable GAAP financial measure cannot be provided without unreasonable efforts and is not provided herein because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that are made for depreciation and amortization of intangible assets, equity-based compensation expense, business combination costs, restructuring charges and other adjustments reflected in our reconciliation of historical Adjusted EBITDA, the amounts of which could be material. 14First Quarter 2024

Key Business Metrics Definitions We collect key business metrics to assess our performance. Our key business metrics include Gross Booking Value (“GBV”), Nights Sold, and Gross Booking Value per Night Sold. GBV represents the dollar value of bookings from our distribution partners as well as those booked directly on our platform related to Nights Sold during the period and cancellation fees for bookings cancelled during the period (which may relate to bookings made during prior periods). GBV is inclusive of amounts charged to guests for rent, fees, and the estimated taxes paid by guests when we are responsible for collecting tax. Changes in GBV reflect our ability to add homes by attracting homeowners through our individual sales approach, and through portfolio transactions or strategic acquisitions, to retain homeowners and guests, and to optimize the availability and utilization of the homes on our platform. Changes in GBV also reflect changes in the pricing of rents, fees, and estimated taxes paid by guests. Changes in utilization of the homes on our platform and pricing of those homes are generally reflective of changes in guest demand. We define Nights Sold as the total number of nights stayed by guests in homes hosted on our platform in a given period. Nights Sold is a key measure of the scale and quality of homes on our platform and our ability to generate demand and manage yield on behalf of our homeowners. We experience seasonality in the number of Nights Sold. Typically, the second and third quarters of the year each have higher Nights Sold than the first and fourth quarters, as guests tend to travel more during the peak summer travel season. GBV per Night Sold represents the dollar value of each night stayed by guests on our platform in a given period. GBV per Night Sold reflects the pricing of rents, fees, and estimated taxes paid by guests. There is a strong relationship between GBV and Nights Sold, and these two variables are managed in concert with one another. 15First Quarter 2024